EX99_J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-236575 on Form N-1A of our report dated November 21, 2025, relating to the financial statements and financial highlights of BlackRock Mortgage-Backed Securities Fund of BlackRock Funds V (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 23, 2026